Exhibit 99.1

For Immediate Release

Allergan Names Jim Hindman Chief Financial Officer

Jeff Edwards to Step Down Due to Family Commitments

IRVINE, Calif., August 18, 2014 — Allergan, Inc. (NYSE: AGN) (“Allergan” or the “Company”) today announced that Jim Hindman has been named Executive Vice President, Finance and Business Development, Chief Financial Officer, effective immediately. Mr. Hindman succeeds Jeff Edwards, who after 21 years of service to Allergan, including 9 years in the Chief Financial Officer role, has decided to step down from the position due to family commitments. Mr. Edwards will remain employed by Allergan in a non-executive officer capacity to facilitate a smooth transition.

Mr. Hindman joined Allergan in 1984 and has served as Senior Vice President, Treasury, Risk and Investor Relations since 2002. Prior to that, he served in a variety of finance positions, including Senior Vice President, Finance and Controller, Assistant Corporate Controller and Vice President, Financial Planning and Analysis. Mr. Hindman also serves as President of The Allergan Foundation. Before joining Allergan, Mr. Hindman worked at Deloitte, Haskins and Sells. He has a B.S. in accounting from Loyola Marymount University, an M.B.A. from Pepperdine University and is a Certified Public Accountant (Inactive).

“For more than two decades, Jeff Edwards has fully committed his considerable talents to serving Allergan and we have been exceptionally privileged to have him as a colleague,” said David E.I. Pyott, Allergan’s Chairman of the Board and Chief Executive Officer. “Jeff’s strong work ethic and complete dedication have defined his tenure, and his many contributions across several roles have helped build Allergan into the successful company it is today. After devoting so much time and energy to Allergan, Jeff informed me in February 2014 of his desire to commit more time to his family, and that he was therefore considering stepping down from the Chief Financial Officer position at a later point in 2014. Jeff’s decision reflects his strong values, and we support him and are glad that we are able to make this transition in accordance with his wishes. On behalf of the Board of Directors and management team, I would like to thank Jeff for his service, and all of us at Allergan extend to him and his family our very best regards as they start a new chapter in their lives.”

Mr. Pyott added, “We are pleased to name Jim Hindman as Allergan’s Chief Financial Officer. Jim has been an instrumental member of our organization for many years, and particularly during the past few months, has played an important leadership role. We believe that Jim is ideally suited to assume the position of Chief Financial Officer and we are confident that his long tenure and experience in our finance organization, together with his strong record as a leader in the Company, will be invaluable as he assumes his new role.”

“I have deeply appreciated the opportunity to serve as Allergan’s Chief Financial Officer, and while in the position, fully committed myself to the role and to my team, all of our employees, stockholders and business partners,” said Mr. Edwards. “The decision to step down was remarkably challenging, but I must remain true to the commitment I made to my family in early 2014.”

Mr. Edwards continued, “Allergan has a strong, qualified and experienced finance team for whom I have great respect, and Jim Hindman is a talented professional and leader who is highly regarded both inside and outside of the Company. I have the utmost confidence in Jim and I know he will do a fantastic job as my successor. Allergan is an extraordinary organization that continues to perform extremely well and it has a very bright future.”

Mr. Hindman added, “I am excited to take on this new role and I look forward to working with David, the Board of Directors and Allergan’s talented employees as we continue our focus on delivering enhanced value to stockholders.”

About Allergan

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,700 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and physicians who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Second Request investigation by the U.S. Federal Trade Commission. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Allergan’s control. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Allergan, as well as Allergan’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Allergan’s press releases and additional information about Allergan are available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.

Allergan Contacts

Bonnie Jacobs, Allergan (714) 246-5134

Joele Frank, Dan Katcher, and Scott Bisang, Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449